Exhibit 99.1

          Cognex Corporation Announces Third Quarter Results


    NATICK, Mass.--(BUSINESS WIRE)--Nov. 1, 2007--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the third quarter ended September 30, 2007. Revenue, net income and earnings per share as reported under GAAP for the quarter and nine months ended September 30, 2007 are compared to the third quarter of 2006, the second quarter of 2007, and the first nine months of 2006 in Table 1 below (for non-GAAP financial measures, see Exhibit 2).

                               Table 1

                                                         Earnings per
                                Revenue     Net Income   Diluted Share
                             ------------- ------------ --------------
    Quarterly Comparisons
-----------------------------
Current quarter: Q3-07        $54,745,000   $7,343,000      $0.17
Prior year's quarter: Q3-06   $58,005,000  $10,116,000      $0.22
Change from Q3-06 to Q3-07       (6%)         (27%)         (24%)
Prior quarter: Q2-07          $54,742,000   $3,827,000      $0.09
Change from Q2-07 to Q3-07        0%           92%           95%
  Year to Date Comparisons
-----------------------------
Nine months ended September
 30, 2007                    $160,416,000  $15,805,000      $0.36
Nine months ended October 1,
 2006                        $180,119,000  $30,350,000      $0.64
Change from first nine months
 of 2006 to first nine months
 of 2007                         (11%)        (48%)         (45%)

    "I am pleased to report that earnings for the third quarter of 2007 are much better than we expected when we gave guidance to investors in August, and that we nearly doubled the earnings reported for the prior quarter on essentially the same revenue level," said Dr. Robert J. Shillman, Cognex's Chairman and Chief Executive Officer. "These positive results were due to several items in the quarter, including a higher gross margin due to product mix, lower than planned sales and marketing expenses and professional fees, a discrete tax benefit, and a foreign exchange gain."

    Dr. Shillman continued, "In addition to the higher than expected earnings we reported for the third quarter, I am also pleased to report that some of the sales and marketing initiatives we put into place earlier in the year are starting to gain traction. This is likely to lead to higher revenue in the fourth quarter, both on a sequential basis and year-on-year."

                        Details of the Quarter

    Statement of Operations Highlights - Third Quarter of 2007

    -- Revenue for the third quarter of 2007 decreased 6% from the third quarter of 2006 due to lower sales to the Semiconductor and Electronics and Surface Inspection markets, which more than offset an increase in sales to the Factory Automation market, primarily in Europe. On a sequential basis, revenue was flat as higher revenue from the Semiconductor and Electronics market and, to a lesser extent, the Factory Automation market, offset lower surface inspection revenue. The increase in Semiconductor and Electronics revenue is primarily due to an adjustment, which was reported by Cognex on August 15, 2007, that reduced second quarter revenue by $1,060,000 to correct for an overstatement in prior periods.

    -- Gross margin was 73% in the third quarter of 2007, 73% in the third quarter of 2006 and 67% in the second quarter of 2007. Gross margin was flat year-on-year in spite of the lower sales volume due to product mix. The increase in gross margin on a sequential basis is also due to product mix as well as a pre-tax charge of $2,126,000 for excess inventory in the second quarter that did not repeat in the third quarter.

    -- Research, Development & Engineering (R, D & E) spending in the third quarter of 2007 increased 9% from both the third quarter of 2006 and the prior quarter. The increase in R, D & E spending year-on-year is due to additional headcount and higher outside services, contract labor and patent-related costs, all of which are related to new product development. The sequential increase in R, D & E spending is due to higher outside services and patent-related costs in the third quarter, and the timing of the bonus accrual.

    -- Selling, General & Administrative (S, G & A) spending in the third quarter of 2007 increased 4% from the third quarter of 2006 and decreased 1% on a sequential basis. The increase in S, G & A spending year-on-year is due to higher costs related to additional sales headcount, and the impact of foreign exchange rates on the company's international operations. S, G & A spending decreased on a sequential basis due to lower marketing costs, including seminars and tradeshows, which were partially offset by higher professional fees and the timing of the bonus accrual.

    -- Cognex reported a foreign currency gain of $353,000 in the third quarter of 2007, a loss of $282,000 in the third quarter of 2006 and a loss of $323,000 in the second quarter of 2007. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.

    -- Investment and other income was $1,881,000 in the third quarter of 2007, $1,518,000 in the third quarter of 2006 and $1,938,000 in the prior quarter. Investment and other income increased year-on-year due to higher rental income and higher yields on invested balances, which were somewhat offset by a lower average invested balance as Cognex used cash to repurchase its common stock. The sequential decrease in investment and other income is due to a higher percentage of the invested balances being held in short-term accounts.

    -- The effective tax rate was 21% in the third quarter of 2007, 18% in the third quarter of 2006 and 34% in the second quarter of 2007. Excluding the one-time discrete items described below, the tax rate would have been 26% in the second and third quarters of 2007, and 23% in the third quarter of 2006. The effective tax rate excluding discrete tax items increased year-on-year due to more of the company's profits being earned in higher tax jurisdictions than in the third quarter of 2006.

    The third quarter of 2007 includes a net tax benefit of $421,000 resulting primarily from the difference between taxes paid upon filing the actual tax returns and the estimated expense recorded in 2006. The second quarter of 2007 includes an unfavorable adjustment of $438,000 resulting from the filing of the actual amended tax returns arising out of the Japanese tax audit settlement that occurred in the third quarter of 2006. The third quarter of 2006 includes a net tax benefit of $567,000 resulting from the unfavorable settlement of the Japanese tax audit and the favorable impact of both the expiration of the statute of limitations for a particular tax year and the adjustment of estimates made based upon the filing of the actual tax returns for 2005.

    Balance Sheet Highlights - September 30, 2007

    -- Cognex's financial position at September 30, 2007 was very strong, with over $265,000,000, or $6.13 per outstanding share, in cash and investments and no debt. In the first nine months of 2007, Cognex generated positive cash flow from operations of approximately $35,000,000, paid out over $11,000,000 in dividends to shareholders, and spent over $32,600,000 to repurchase nearly 1,430,000 shares of its common stock on the open market.

    -- Days sales outstanding (DSO) for the third quarter of 2007 was 64 days, and remains within the company's targeted range.

    -- Inventories at September 30, 2007, decreased by $535,000, or 2%, from the end of 2006, and inventory turns in the third quarter were equivalent to 1.8 times per year. The impact of foreign exchange rates added approximately $1,400,000 to the inventory balance in the first nine months of 2007, of which approximately $1,000,000 was in the third quarter.

    Financial Outlook

    -- For the fourth quarter of 2007, Cognex expects revenue to be between $59 million and $62 million. Gross margin, including estimated stock option expense of $300,000, is expected to be in the low-to-mid-70% range. Operating expenses (R, D & E and S, G & A), including estimated stock option expense of $2,400,000, are expected to increase by between 5% and 10% on a sequential basis. The effective tax rate is expected to be 26%. As a result of the above, earnings for the fourth quarter of 2007 are expected to be between $0.17 and $0.23 per diluted share.

    Non-GAAP Financial Measures

    Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company's results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R,D&E), and selling, general and administrative expenses (S,G&A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted gross margin, non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex's stock price. Cognex also excludes certain items if they are one-time discrete events, such as those affecting cost of revenue and the tax provision. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

    Analyst Conference Call and Simultaneous Webcast

    Cognex will host a conference call to discuss its results for the third quarter of 2007, as well as its financial outlook, today at 4:30 p.m. eastern time. The telephone number for the live call is 866-244-4517 (or 703-639-1169 if outside the United States). A replay will begin at 7:30 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Sunday, November 4, 2007. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1147233.

    Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's website at http://www.cognex.com/investor/default.asp.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 350,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

    Forward-Looking Statements

    Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "should," "shall" and similar words. These forward-looking statements, which include statements regarding business trends, the company's sales and marketing initiatives, revenue growth and the company's financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance upon certain sole-source suppliers to manufacture and deliver critical components for the company's products; (4) the inability to design and manufacture high-quality products; (5) the technological obsolescence of current products and the inability to develop new products; (6) the inability to protect the company's proprietary technology and intellectual property; (7) the challenges in integrating acquisitions and achieving anticipated benefits; (8) the failure to effectively manage product transitions or accurately forecast customer demand; (9) the inability to attract and retain skilled employees; and (10) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2006. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.


                          COGNEX CORPORATION
                       Statements of Operations
                             (Unaudited)
            Dollars in thousands, except per share amounts


                           Three Months Ended       Nine Months Ended
                       September   July   October  September  October
                          30,       1,       1,       30,       1,
                         2007      2007     2006     2007      2006
                       --------- -------- -------- --------- ---------

Revenue                 $54,745  $54,742  $58,005  $160,416  $180,119

Cost of revenue (1)      14,618   17,981   15,447    47,020    48,750
                       --------- -------- -------- --------- ---------

Gross margin             40,127   36,761   42,558   113,396   131,369
  Percentage of revenue      73%      67%      73%       71%       73%

Research, development,
 and engineering
 expenses (1)             8,704    8,019    7,997    24,654    24,496
  Percentage of revenue      16%      15%      14%       15%       14%

Selling, general, and
 administrative
 expenses (1)            24,303   24,594   23,414    72,870    72,470
  Percentage of revenue      44%      45%      40%       45%       40%
                       --------- -------- -------- --------- ---------

Operating income          7,120    4,148   11,147    15,872    34,403
Percentage of revenue        13%       8%      19%       10%       19%

Foreign currency gain
 (loss)                     353     (323)    (282)      (88)     (707)

Investment and other
 income                   1,881    1,938    1,518     5,597     4,856
                       --------- -------- -------- --------- ---------

Income before taxes       9,354    5,763   12,383    21,381    38,552

Income tax provision      2,011    1,936    2,267     5,576     8,202
                       --------- -------- -------- --------- ---------

Net income              $ 7,343  $ 3,827  $10,116  $ 15,805  $ 30,350
  Percentage of revenue      13%       7%      17%       10%       17%
                       ========= ======== ======== ========= =========

Net income per diluted
 common and common
 equivalent share (2)   $  0.17  $  0.09  $  0.22  $   0.36  $   0.64
                       --------- -------- -------- --------- ---------

Diluted weighted-
 average common and
 common equivalent
 shares outstanding      43,506   44,281   45,682    44,257    47,086
                       --------- -------- -------- --------- ---------

Cash dividends per
 common share           $ 0.085  $ 0.085  $ 0.085  $  0.255  $  0.245
                       ========= ======== ======== ========= =========

 (1) Amounts include
  stock option expense,
  as follows:
  Cost of revenue       $   278  $   297  $   413  $    867  $  1,194
  Research,
   development, and
   engineering              723      723      941     2,268     2,671
  Selling, general, and
   administrative         1,723    1,509    2,121     5,110     6,071
                       --------- -------- -------- --------- ---------
  Total stock option
   expense              $ 2,724  $ 2,529  $ 3,475  $  8,245  $  9,936
                       ========= ======== ======== ========= =========

 (2) Net income per
  diluted common and
  common equivalent
  share excluding stock
  option expense.       $  0.21  $  0.13  $  0.27  $   0.48  $   0.79
                       ========= ======== ======== ========= =========


                          COGNEX CORPORATION
        Reconciliation of Selected Items from GAAP to Non-GAAP
                             (Unaudited)
            Dollars in thousands, except per share amounts


                           Three Months Ended       Nine Months Ended
                       September   July   October  September  October
                          30,       1,       1,       30,       1,
                         2007      2007     2006     2007      2006
                       --------- -------- -------- --------- ---------

Revenue (GAAP)          $54,745  $54,742  $58,005  $160,416  $180,119
                       ========= ======== ======== ========= =========

Gross margin (GAAP)     $40,127  $36,761  $42,558  $113,396  $131,369
 Stock option expense       278      297      413       867     1,194
 Charge for excess
  inventory (1)               -    2,126        -     2,126         -
                       --------- -------- -------- --------- ---------
 Gross margin (Non-
  GAAP)                 $40,405  $39,184  $42,971  $116,389  $132,563
                       ========= ======== ======== ========= =========
    Percentage of
     revenue                 74%      72%      74%       73%       74%

R, D & E expenses
 (GAAP)                 $ 8,704  $ 8,019  $ 7,997  $ 24,654  $ 24,496
 Stock option expense      (723)    (723)    (941)   (2,268)   (2,671)
                       --------- -------- -------- --------- ---------
 R, D & E expenses
  (Non-GAAP)            $ 7,981  $ 7,296  $ 7,056  $ 22,386  $ 21,825
                       ========= ======== ======== ========= =========

S, G & A expenses
 (GAAP)                 $24,303  $24,594  $23,414  $ 72,870  $ 72,470
 Stock option expense    (1,723)  (1,509)  (2,121)   (5,110)   (6,071)
                       --------- -------- -------- --------- ---------
 S, G & A expenses
  (Non-GAAP)            $22,580  $23,085  $21,293  $ 67,760  $ 66,399
                       ========= ======== ======== ========= =========

Operating income (GAAP) $ 7,120  $ 4,148  $11,147  $ 15,872  $ 34,403
 Stock option expense     2,724    2,529    3,475     8,245     9,936
                       --------- -------- -------- --------- ---------
 Operating income (Non-
  GAAP)                 $ 9,844  $ 6,677  $14,622  $ 24,117  $ 44,339
                       ========= ======== ======== ========= =========
    Percentage of
     revenue                 18%      12%      25%       15%       25%

Net income (GAAP)       $ 7,343  $ 3,827  $10,116  $ 15,805  $ 30,350
 Stock option expense,
  net of tax              1,828    1,701    2,253     5,544     6,445
                       --------- -------- -------- --------- ---------
 Net income excluding
  stock option
 expense (Non-GAAP)     $ 9,171  $ 5,528  $12,369  $ 21,349  $ 36,795
 Discrete tax events       (421)     438     (567)       17    (1,436)
                       --------- -------- -------- --------- ---------
 Net income excluding
  stock option expense
  and discrete tax
  events (Non-GAAP)     $ 8,750  $ 5,966  $11,802  $ 21,366  $ 35,359
                       ========= ======== ======== ========= =========
    Percentage of
     revenue                 16%      11%      20%       13%       20%

Net income per diluted
 share (GAAP)           $  0.17  $  0.09  $  0.22  $   0.36  $   0.64
 Stock option expense,
  net of tax               0.04     0.04     0.05      0.12      0.15
                       --------- -------- -------- --------- ---------
 Net income per diluted
  share excluding stock
  option expense (Non-
  GAAP)                 $  0.21  $  0.13  $  0.27  $   0.48  $   0.79
 Discrete tax events      (0.01)    0.01    (0.01)     0.00     (0.03)
                       --------- -------- -------- --------- ---------
 Net income per diluted
  share excluding stock
  option expense and
  discrete tax events
  (Non-GAAP)            $  0.20  $  0.14  $  0.26  $   0.48  $   0.76
                       ========= ======== ======== ========= =========


 (1)Other than the second quarter of 2007, the charge for excess inventory was not material to the Company's reported results.


                         COGNEX CORPORATION
                           Balance Sheets
                             (Unaudited)
                            In thousands




                                          September 30, December 31,
                                              2007          2006
                                          ------------- -------------

Assets

Cash and investments                       $    265,367  $    266,220

Accounts receivable                              39,687        40,055

Inventories                                      30,048        30,583

Property, plant, and equipment                   26,327        26,028

Goodwill and intangible assets                  125,644       128,306

Other assets                                     51,858        37,459
                                          ------------- -------------

Total assets                               $    538,931  $    528,651
                                          ============= =============


Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities   $     39,099  $     37,527

Income taxes (1)                                 22,943         9,548

Deferred revenue and customer deposits           15,184         7,726

Shareholders' equity (1)                        461,705       473,850
                                          ------------- -------------

Total liabilities and shareholders' equity $    538,931  $    528,651
                                          ============= =============


(1) Upon the adoption of FIN 48 on January 1, 2007, Cognex recognized a $4,021,000 increase in income tax liabilities and a corresponding reduction in shareholders' equity.


                          COGNEX CORPORATION
                   Additional Information Schedule
                             (Unaudited)
                         Dollars in thousands


                           Three Months Ended       Nine Months Ended
                       September   July   October  September  October
                          30,       1,       1,       30,       1,
                         2007      2007     2006     2007      2006
                       --------- -------- -------- --------- ---------

Revenue                 $54,745  $54,742  $58,005  $160,416  $180,119
                       ========= ======== ======== ========= =========

Revenue by division:
  Modular Vision
   Systems Division          91%      88%      88%       89%       88%
  Surface Inspection
   Systems Division           9%      12%      12%       11%       12%
                       --------- -------- -------- --------- ---------
  Total                     100%     100%     100%      100%      100%
                       ========= ======== ======== ========= =========

Revenue by geography:
  Americas                   34%      36%      37%       35%       35%
  Europe                     32%      34%      26%       32%       28%
  Japan                      25%      21%      28%       24%       28%
  Asia                        9%       9%       9%        9%        9%
                       --------- -------- -------- --------- ---------
  Total                     100%     100%     100%      100%      100%
                       ========= ======== ======== ========= =========

Revenue by market:
  Discrete factory
   automation                64%      63%      56%       62%       56%
  Semiconductor and
   electronics capital
   equipment                 27%      25%      32%       27%       32%
  Surface inspection          9%      12%      12%       11%       12%
                       --------- -------- -------- --------- ---------
  Total                     100%     100%     100%      100%      100%
                       ========= ======== ======== ========= =========

Revenue by product:
  Vision sensors             58%      59%      49%       57%       48%
  PC-based vision
   systems                   27%      22%      34%       26%       35%
  Surface inspection
   vision systems             5%       8%       7%        6%        8%
  Service                    10%      11%      10%       11%        9%
                       --------- -------- -------- --------- ---------
  Total                     100%     100%     100%      100%      100%
                       ========= ======== ======== ========= =========

    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353
             Director of Investor Relations
             susan.conway@cognex.com